Exhibit 99.1

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts )

(Unaudited)

The following table provides a reconciliation of adjusted income before taxes, adjusted income after taxes and adjusted earnings per share to the most comparable GAAP financial measures. A prior version of this table was included in the Company’s press release dated February 12, 2004 and included as an exhibit to a Form 8-K which was furnished on February 12, 2004. The table below is being included here to correct the earnings per share amounts for the 2003 fiscal year for “Dominick’s impairment charges and reversal of tax benefit” ($1.05), “Randall’s impairment charges” ($1.00) and “Adjusted income per share” ($2.01).

TABLE 1: RECONCILIATION OF GAAP NET LOSS TO ADJUSTED INCOME

	Fourth Quarter 2003			Full Year 2003
	Before taxes	After taxes	Per share	Before taxes	After taxes	Per share
(Loss) income, as reported	$(458.0)	$(695.9)	$(1.57)	$141.1	$(169.8)	$(0.38)
Estimated strike impact	167.5	102.9	0.23	167.5	102.9	0.23
Dominick’s impairment charges and reversal of tax benefit	215.6	390.9	0.88	592.8	466.8	1.05
Randall’s impairment charges	447.7	447.7	1.01	447.7	447.7	1.00
Miscellaneous investments write-off	10.6	6.5	0.01	10.6	6.5	0.01
Inventory adjustments	71.0	43.5	0.10	71.0	43.5	0.10

Adjusted income	$454.4	$295.6	$0.66	$1,430.7	$897.6	$2.01

TABLE 2: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

Full Year
2003
Net cash flow from operating activities	$1,609.6
Net cash flow used by investing activites	(795.0)

Free cash flow	$814.6

Free cash flow	$814.6
Estimated strike impact on net income	102.9

Free cash flow excluding estimated strike impact**	$917.5

**	Assumes negative impact of strike on net income approximates negative impact on free cash flow.

TABLE 3: SAME STORE SALES

Full Year
2003
Excluding Strike-Impacted Stores and Dominick’s
Identical-store sales	0.1%
Comparable-store sales	0.6%

Excluding Strike-Impacted Stores
Identical-store sales	(0.5%)
Comparable-store sales	(0.1%)